Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 19, 2010 in the Registration Statement (Form S-11 No. 333-xxxxxx) and related Prospectus of Apple REIT Ten, Inc. (the “Company”) for the registration of 182,251,082 units, each of which consists of one Common Share and one Series A Preferred Share of the Company (a “Unit”).

/s/ Ernst & Young LLP

Richmond, Virginia
August 19, 2010